NEWS RELEASE

POPEYES LOUISIANA KITCHEN, INC. REPORTS PRELIMINARY FISCAL 2014 OPERATING RESULTS

Atlanta - Popeyes Louisiana Kitchen, Inc. (NASDAQ: PLKI), the franchisor and operator of Popeyes® restaurants, today reported selected unaudited results for its fiscal fourth quarter and fiscal year which ended December 28, 2014.

Popeyes Chief Executive Officer Cheryl Bachelder stated, “The consistent execution against our strategies delivered exciting results in 2014. Our combination of menu innovation, media and messaging resulted in impressive global same-store sales growth of 6.2% for 2014. We also continued expansion of our global footprint with the opening of 201 new Popeyes’ restaurants, a new milestone for the Popeyes system. Our restaurant teams, franchisee owners and support center employees continue to serve our shareholders with strong, sustainable performance.”

FY 2014 Metric	Actual	Previous Guidance
Global same-store sales	6.2%	5.0% to 5.5%
Global new restaurant openings	201	180 to 200
Global net restaurants	148	100 to 130

Global same-store sales increased 9.8% in the fourth quarter, rolling over a 0.8% increase last year. For the full year, global same-store sales increased 6.2%. Two-year global same-store sales growth was 9.9%.

During the fourth quarter, the Popeyes’ system opened 50 domestic and 28 international restaurants, bringing full year 2014 openings to 201 restaurants, compared to 194 restaurants last year. Included in 2013 openings were the conversions of 24 restaurants acquired in Minnesota and California in 2012. The Popeyes system permanently closed 53 restaurants in fiscal 2014, resulting in net unit growth of 148 restaurants, compared to 126 net restaurants in 2013.

Based on its fourth quarter sales and store opening performance, the Company now expects fiscal 2014 reported earnings per diluted share ("EPS") will be $1.57 to $1.58. Adjusted earnings per diluted share are expected to be $1.64 to $1.65, compared to $1.43 in fiscal 2013, an increase of approximately 15%. The Company's previous guidance for adjusted EPS was $1.61 to $1.64. Adjusted EPS excludes approximately $0.07 earnings per share for the impacts of executive transition expenses, an out of period adjustment to deferred income tax liabilities, net gains on the disposal of fixed assets and the tax effect of these adjustments.

The Company’s Annual Report on Form 10-K for its fiscal year 2014, which ended December 28, 2014, will be filed on Wednesday, February 25, 2015, after market close. The Company will host a conference call on Thursday, February 26, 2015, at 9:00 a.m. Eastern Time to review results and provide guidance for fiscal 2015.

Corporate Profile

Popeyes Louisiana Kitchen, Inc. is the franchisor and operator of Popeyes® restaurants, the world's second-largest Quick-Service Restaurant (“QSR”) chicken concept based on number of units. As of December 28, 2014, Popeyes had 2,379 operating restaurants in the United States, three territories, and 26 foreign countries. The Company's primary objective is to deliver sales and profits by offering excellent investment opportunities in its Popeyes brand and providing exceptional franchisee support systems and services to its owners. Popeyes Louisiana Kitchen, Inc. can be found at www.popeyes.com.

NEWS RELEASE

 Popeyes Louisiana Kitchen, Inc.
Same-store Sales and Restaurant Count

	12 Weeks Ended		Fiscal Year
	12/28/14	12/29/13	12/28/14	12/29/13
Same-store sales growth
Company-operated restaurants	6.9%	(1.2)%	5.7%	2.3%
Domestic franchised restaurants	10.8%	0.3%	6.4%	3.6%
Total domestic (company-operated and franchised restaurants)	10.7%	0.3%	6.3%	3.6%
International franchised restaurants	4.0%	4.2%	5.1%	4.7%
Total global system	9.8%	0.8%	6.2%	3.7%

Company-operated restaurants (all domestic)
Restaurants at beginning of period	58	49	53	45
New restaurant openings	7	4	13	9
Permanent closings	—	—	(1)	(1)
Restaurants at end of quarter	65	53	65	53

Franchised restaurants (domestic)
Restaurants at beginning of period	1,772	1,696	1,716	1,634
New restaurant openings	43	45	108	115
Permanent closings	(4)	(14)	(23)	(27)
Temporary (closings)/re-openings, net	(6)	(11)	4	(6)
Restaurants at end of quarter	1,805	1,716	1,805	1,716

Franchised restaurants (international)
Restaurants at beginning of period	485	442	456	425
New restaurant openings	28	22	80	70
Permanent closings	(2)	(8)	(29)	(40)
Temporary (closings)/re-openings, net	(2)	—	2	1
Restaurants at end of quarter	509	456	509	456

Total restaurant count at end of quarter	2,379	2,225	2,379	2,225

NEWS RELEASE

Management’s Use of Non-GAAP Financial Measures

Adjusted earnings per diluted share: Calculation and Definition
The Company defines adjusted earnings for fiscal 2013 as the Company’s reported net income after adjusting for certain non-operating items consisting of the following: (i) other expenses (income) net of $0.4 million loss on disposal of property and equipment partially offset by $0.1 million in net gain on sale of assets; (ii) $0.4 million in interest expense from the retirement of the 2010 Credit Facility; and (iii) the tax effect of these adjustments.
Adjusted earnings per diluted share provides the per share effect of adjusted net income on a diluted basis. The following table reconciles on a historical basis for fiscal 2013, the Company’s adjusted earnings per diluted share on a consolidated basis to the line on its Consolidated Statement of Operations entitled Net income, which the Company believes is the most directly comparable GAAP measure on its Consolidated Statement of Operations:

(in millions, except per share data)	Fiscal 2013
Net income	$34.1
Other expense (income), net	0.3
Interest expense associated with 2010 credit facility retirement	0.4
Tax effect	(0.3)
Adjusted earnings	$34.5
Adjusted earnings per diluted share	$1.43
Weighted average diluted shares outstanding	24.1

NEWS RELEASE

Forward-Looking Statement: Certain statements in this Press Release contain “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management’s current expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are subject to a number of risks and uncertainties.  Examples of such statements in this Press Release include discussions regarding the Company’s planned implementation of its strategic plan, expectations regarding future growth, and the Company’s anticipated 2014 and long-term performance, including projections regarding general and administrative expenses and adjusted earnings per diluted share, and similar statements of belief or expectation regarding future events.   Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: competition from other restaurant concepts and food retailers, continued disruptions in the financial markets, the loss of franchisees and other business partners, labor shortages or increased labor costs, increased costs of our principal food products, changes in consumer preferences and demographic trends, as well as concerns about health or food quality, instances of avian flu or other food-borne illnesses, general economic conditions, the loss of senior management and the inability to attract and retain additional qualified management personnel, limitations on our business under our 2013 credit facility, our ability to comply with the repayment requirements, covenants, tests and restrictions contained in our 2013 credit facility, failure of our franchisees, a decline in the number of franchised units, a decline in our ability to franchise new units, slowed expansion into new markets, unexpected and adverse fluctuations in quarterly results, increased government regulation, effects of volatile gasoline prices, supply and delivery shortages or interruptions, currency, economic and political factors that affect our international operations, inadequate protection of our intellectual property and liabilities for environmental contamination and the other risk factors detailed in the Company’s 2013 Annual Report on Form 10-K and other documents we file with the Securities and Exchange Commission. Therefore, you should not place undue reliance on any forward-looking statements.

Contact Information

Investor inquiries:
Tony Woodard, VP Finance
(404) 459-4585 or investor.relations@popeyes.com

OR

Media inquiries:
Todd Burke, VP, Corporate Communications
(404) 459-4737 or todd.burke@popeyes.com

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